Exhibit 99.1

WorldGate Releases Fourth Quarter and Full Year 2004 Results

Trevose, Pa., March 21, 2005 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the fourth quarter and full year ended December 31, 2004. The fourth quarter was marked by significant progress toward commercialization of its Ojo video phone scheduled for release in the beginning of the second quarter 2005.

Key recent operating highlights include:

•                  Awarded Best of Innovations Award at the 2005 Consumer Electronics Show (CES) in Las Vegas.

•                  Launch of Ojo by Motorola at CES.

•                  Implemented service infrastructure that supports a central office capability for a video phone service, including registration, customer service support, billing, data center access, and various other back office functions.

•                  In December 2004, and continuing into the first quarter of 2005, the Company received gross cash proceeds of $7.6 million from the exercise of outstanding warrants issued pursuant to private placements entered into in December 2003, January 2004 and June 2004, from the exercise of non-executive employees’ and prior employees’ stock options, and from a private placement of an additional 208,333 shares of the Company’s common stock in December 2004.

•                  Successfully amended our facility lease to reduce our lease obligation in line with current space requirements and to bring the Company current with respect to all outstanding back rent.

Financial Summary:

Revenues from continuing operations for the three months ended December 31, 2004 were $125,000 Revenues from continuing operations of $231,000 were realized during the twelve months ended December 31, 2004. These revenues represent the initial deliveries of video phones for pre-market testing. There were no revenues from continuing operations for the twelve months ended December 31, 2003.

For the fourth quarter of 2004 WorldGate reported an operating loss of $2.9 million from continuing operations, consistent with the Company’s expectation. This includes a non-cash charge of $94,000 related to Black-Scholes valuation of warrants issued as part of a private placement of the Company’s stock in December 2004. In addition, we recorded $62,000 of amortized tooling costs required for the manufacture of our video phones.

The net loss available to common shareholders for the fourth quarter 2004 was $14.5 million which includes a non-cash expense of $12.1 million as a result of a change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004. Accounting standard FAS 133 “Accounting for Derivative Instruments and Hedging Activities” requires that the fair value of the warrants and preferred stock conversion options we have issued as part of our recent private placements be recorded into our financial statements as liabilities.  In addition, this standard requires that we revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The $12.1 million expense is the result of this mark-to-market adjustment as of December 31, 2004 and reflects the significant common stock price increase from $1.67 at September 30, 2004 to $4.99 as of December 31, 2004. It is important to note that this expense has no cash effect and that over the life of the instruments, the cumulative non-cash mark-to-market adjustments of gains and losses will offset and net to $0. Also included in the fourth quarter results is a non-cash charge of $520,000 associated with accretion of preferred stock and dividends and other income of $928,000 related to cancellation of rent obligations.

For the twelve months ending December 31, 2004, the net loss available to common shareholders was $21.1 million versus a net loss available to common shareholders of $9.4 million for the twelve months ending December 31, 2003.

2004 results included the following non-cash items that accounted for the increase:

•                  An expense of $10.1 million as a result of a change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June 2004 as discussed above.

•                  A charge of $951,000 associated with the accretion of preferred stock and dividends related to the private placement funding we received in June 2004.

•                  Charges totaling $726,000 reflecting a Black Scholes estimate of the value of the warrants issued as part of the private placement of the Company’s stock in January 2004 ($632,000) and December 2004 ($94,000).

•                  An expense of $606,000 reflecting a Black Scholes estimate of the value of the warrants issued to Motorola pursuant to the agreement with Motorola.

In addition, 2003 results included a $3 million gain resulting from the redemption of our interest in TVGateway and the sale of our ITV assets to TVGateway in September 2003.

Per share loss was $0.76 available to common shareholders for the twelve months ending December 31, 2004 compared to a loss per share of $0.40 available to common shareholders for the prior twelve month period ending December 31, 2003.  The increase in per share loss primarily reflects the 2004 non cash expenses noted above.

Cash, cash equivalents, and short-term investments amounted to $11.8 million as of December 31, 2004, compared to $8.3 million at September 30, 2004 and $3.4 million at December 31, 2003.

Management Comments:

“2004 was a pivotal year for WorldGate,” said Hal Krisbergh, chairman and CEO of WorldGate Communications Inc.  “We successfully developed the Ojo videophone, what we believe is the most robust and functional videophone in the market, and made significant strides toward the commercial introduction of the product.  We established a solid partnership with Motorola, the leading player in the broadband communications and telecommunications markets, and we also partnered with Mototech, a leading Taiwanese manufacturer, to quickly ramp production of the Ojo upon its commercial introduction.  In addition, we secured the necessary funding to commercialize our product.   Over the past year we have shown the world that quality video telephony has arrived and that Ojo will be the standard by which to measure video phones going forward. We are excited by the imminent commercial release of the Ojo during the next quarter.”

Conference Call:

The Company has scheduled a conference call for Tuesday, March 22, 2005 at 8:30 AM Eastern time to discuss the status of its Ojo Video phone and fourth quarter 2004 financial results.  The conference call telephone number is 877-329-9147.  The conference ID is 4619379.  A replay of the conference call will be available for one week after the call at 800-642-1687 (domestic) or 706-645-9291 (international) using the same ID number.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

.

	Three Months Ended December 31,
	2004	2003
Total Revenues from continuing operations	$125	$0
Cost of Revenues	53	0
Gross Margins	72	0

Engineering and Operations	1,364	1,078
Sales and Marketing	438	112
General and Administrative	964	1,469
Depreciation and Amortization	167	0
Total Operating Expenses from continuing operations	2,933	2,659

Loss from continuing operations	(2,861)	(2,659)
Change in fair value of warrants and conversion option	(12,062)	0
Other Income (Expense)	966	0
Net loss from continuing operations	(13,957)	(2,659)
Income (Loss) from discontinued operations	0	(1,965)
Net Income (Loss)	(13,957)	(4,624)
Accretion on preferred stock and dividends	(520)	0
Net Income (Loss) available to common shareholders	$(14,477)	$(4,624)
Net loss from continuing operations per Common Share – Basic and Diluted	$(0.49)	$(0.11)
Income (loss) from discontinued operations per Common Share – Basic and Diluted	0.00	(0.08)
Net loss per Common Share – Basic and Diluted	$(0.49)	$(0.19)
Net loss available to common shareholders per common share – Basic and Diluted	$(0.51)	$(0.19)
Weighted Average Common Shares – Basic and Diluted	28,532,031	23,793,517

	Twelve Months Ended December 31,
	2004	2003
Total Revenues from continuing operations	$231	$0
Cost of Revenues	103	0
Gross Margins	128	0

Engineering and Operations	4,001	3,000
Sales and Marketing	1,362	466
General and Administrative	5,399	3,031
Depreciation and Amortization	477	0
Total Operating Expenses from continuing operations	11,239	6,497

Loss from continuing operations	(11,111)	(6,497)
Change in fair value of warrants and conversion option	(10,091)	0
Other Income (Expense)	1,017	0
Net loss from continuing operations	(20,185)	(6,497)
Income (loss) from discontinued operations	36	(2,908)
Net Loss	(20,149)	(9,405)
Accretion on preferred stock and dividends	(951)	0
Net loss available to common shareholders	$(21,100)	$(9,405)
Net loss from continuing operations per Common Share – Basic and Diluted	$(0.72)	$(0.28)
Income (loss) from discontinued operations per Common Share – Basic and Diluted	0.00	(0.12)
Net Loss per Common Share – Basic and Diluted	$(0.72)	$(0.40)
Net loss available to common shareholders per common share – Basic and Diluted	$(0.76)	$(0.40)
Weighted Average Common Shares - Basic and Diluted	27,881,347	23,259,611

WorldGate Communications – Consolidated Balance Sheet Data (in thousands)
	December 31, 2004	December 31, 2003
Cash and Cash Equivalents	$11,840	$3,365
Accounts Receivable	28	146
Total Assets	13,822	5,117
Total Liabilities	16,399	1,437
Redeemable Preferred Stock	2,995	0
Total Stockholders’ Equity	(5,572)	3,680

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression to deliver quality, real time video images that are synchronized with the accompanying sounds. Ojo video phones are designed to operate on the high speed data infrastructures of cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.

No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312